Exhibit 99.1

International Monetary Systems Announces New Effective Date
for One-For-Six Reverse Stock Split

Company to Begin Trading Under New Symbol ITNM
Effective August 7, 2009

New Berlin, Wisconsin – August 7, 2009 –International Monetary Systems, Ltd. (OTCBB: ITNM), a worldwide leader in business-to-business barter services announced the revised effective date and new trading symbol to enact a one-for-six reverse stock split of outstanding common stock to be Friday, August 7, 2009. The new trading symbol will change from INLM to ITNM.

A previously announced effective date of July 17th was changed because of administrative requirements that delayed the action.

In discussing reasons for the reverse stock split, CEO Don Mardak stated: "It has always been the goal of IMS to be listed on the American Stock Exchange or NASDAQ. Management believes that this stock split will be a major step toward that goal. We also feel that our company and its share price have been highly undervalued for many months. At the current pricing level, shares are trading at less than our book value and at less than one-half of our net revenue. At the same time, the past two quarters have shown marked improvement in our financial statements, as cash flow has been steadily rising, while debts have been reduced through share buybacks and other loan reductions.”

Please refer to the earlier press release and today's 8-K filing for further information regarding the reverse stock split.

About International Monetary Systems

Founded in 1985, International Monetary Systems (IMS) serves 18,000 members representing 23,000 cardholders in 50 North American markets. Based in New Berlin, Wisconsin, and managed by seasoned industry veterans, IMS is one of the largest publicly traded barter companies in the world and is continually expanding its network by adding exchange locations. The company's proprietary transaction clearing software enables businesses and individuals to trade goods and services online using an electronic currency known as trade dollars. The IMS network allows companies to create cost savings and connect to new customers by incorporating barter opportunities in their business models. Further information can be obtained at the company's website at: www.imsbarter.com.

Contact:
International Monetary Systems, Ltd., New Berlin, WI
Krista Vardabash, (888) 783-4636, ext. 19
go-ims@imsbarter.com
http://www.imsbarter.com